Exhibit 10.8

EXCLUSIVE GAME LICENSE AGREEMENT

This EXCLUSIVE GAME LICENSE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into by and between the following Parties in [location] on [date][year].

Licensor:

Domicile:

Legal representative or person in charge:

Licensee:

Domicile:

Legal representative or person in charge:

Each of Licensor and Licensee may be individually referred to herein as a “Party” and collectively as the “Parties”.

Whereas:

1.	Licensor is a limited liability company legally established and validly existing under the laws of X, and Licensee is a limited liability company legally established and validly existing under the laws of X;

2.	Subject to the terms and conditions of this Agreement, the Licensor is willing to grant the Licensee, and the Licensee is willing to obtain from Licensor, the Exclusive Agency Right for the iOS version of the game “XXX”.

IN WITNESS WHEREOF, in accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, the Parties have executed the Agreement upon consensus.

ARTICLE I DEFINITIONS

1.1	Subject Game: the iOS version and its corresponding web version of the mobile online game “XXX” (software copyright registration number: ) for which the Licensor has full rights or has obtained legal authorization for the copyright and related rights (see the annex for details), including revised versions, updated versions, and materials and images under the same game name that the Licensor uses for game content updates or error corrections. If the game name changes during the distribution process, it shall be confirmed by email between the Parties or by signing a supplementary agreement.

1.2	Exclusive Agency Right: the sole and exclusive agency right for the Subject Game within the Licensed Territory granted by the Licensor to the Licensee and its affiliates (“Exclusive Agency Right”). During the term of the license, the Licensor and its affiliates shall not sublicense the Exclusive Agency Right of the Subject Game to any other third party within the Licensed Territory, or enter into any separate agreement that may constitute a conflict, contradiction, or affect the Licensee’s Exclusive Agency Right. Without the consent of the Licensee, the Licensor and its affiliates shall not, on their own, make the Subject Game available to the end users or engage in the promotion and distribution of the Subject Game and the sale of peripheral products such as derivative products of the Subject Game in the Licensed Territory.

1.3	Users: individuals, legal persons, and other organizations in the Licensed Territory that are legally permitted to connect to the server and use the Subject Game, including paying users and free users.

1.4	Operating Revenue: the actual revenue received by the Licensee from the use of the Subject Game by users in the Licensed Territory during the term of the license.

1.5	Revenue Sharing Fee: the fee that the Licensee is required to pay to the Licensor base on the revenue sharing ratio agreed herein as the Licensor authorizes the Licensee to operate the Subject Game.

1.6	Channel Fees: platform share charged by the official payment channel, namely App Store (apple) and Facebook’s web game, as well as the channel commission charged by third-party channels.

1.7	Intellectual Property Rights: (i) patents, trademarks, service marks, business names, logos, slogans, words and designs, whether registered or unregistered, and (ii) copyrights, know-how, confidential information, domain names, and any other similar rights protected in any country.

1.8	Derivative Products: any product derived from or based on the Subject Game, including any of its modification, adaptation and revision, or spin-off or peripheral product derived from any program or documentation relating to the Subject Game or any product derived from the aforementioned.

1.9	Game Revenue Share Advance: the portion of the Revenue Sharing Fee that the Licensee pays to the Licensor in advance for the Subject Game.

1.10	Game Royalty: the fixed royalty paid by the Licensee to the Licensor for the exclusive agency of the Subject Game.

ARTICLE II. COOPERATION MODEL

2.1	License content: the Licensor grants the Licensee and its affiliates the Exclusive Agency Right for the Subject Game within the Licensed Territory, and such right is sole and exclusive, and includes the rights to make the Subject Game available to the end users, to promote, to distribute, and to advertise the Subject Game, as well as the exclusive and sole sales rights for peripheral products related to the Subject Game, including derivative products.

2.2	The Licensor grants the Licensee and its affiliates the right to use trademarks, logos, character names or other names (“Marks”) held by the Licensor and its affiliates within the Licensed Territory for the promotion, advertising, distribution or marketing of the Subject Game, as well as other rights owned by the Licensor and its affiliates in connection with the Subject Game (including, but not limited to, likenesses, scenes, costumes, and other game-specific items).

2.3	Term of the license:

2.4	Licensed Territory:

2.5	The Licensor shall, at the request of the Licensee and its affiliates, modify, adjust, upgrade, update the version and complete the testing of the Subject Game within the specified period for users to download the Subject Game within the Licensed Territory. After the Licensor completes the testing of the Subject Game and meets the requirements of the Licensee and its affiliates, the Subject Game will be registered, logged in, and released on platforms such as the iOS App Store by the Licensee and its affiliates.

2.6	After the Subject Game is released on platforms such as iOS App Store, the Licensee and its affiliates shall be responsible for the promotion and operation of the Subject Game within the Licensed Territory. During the operation period, if the Licensee and its affiliates consider it necessary to revise, supplement, modify or adjust the Subject Game based on the actual operation situation, the Licensor shall fully cooperate and complete the revision, supplement, modification or adjustment of the Subject Game as requested by the Licensee and its affiliates.

ARTICLE III RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1	Rights and obligations of the Licensee

3.1.1	The Licensee and its affiliates shall make every effort to promote and market the Subject Game through various media channels, including but not limited to WEB, WAP and other media channels, and the Licensee shall have the right to independently decide on the market promotion and publicity plan of the Subject Game in various media channels, and use the relevant textual or graphic materials of the Subject Game (including, if necessary, the relevant names, trade names, graphic images, etc. of the Licensor and its affiliates) for advertising materials, promotional materials, etc. related to the services of the Subject Game.

3.1.2	The Licensee has the right to review the content, form and relevant documents of the Subject Game in accordance with the laws and regulations of the relevant countries and regions in the Licensed Territory, and to request modifications from the Licensor. The Licensor shall make the modifications as requested by the Licensee.

3.1.3	The Licensee shall have the right to enter into a cooperation agreement with any party of its choice in the Licensed Territory based on its industry experience to promote the Subject Game to the market.

3.1.4	The sales price for downloading the Subject Games and game items, services, etc. shall be negotiated between the Licensee and the Licensor based on the market environment and competitive factors in the Licensed Territory. However, the Licensee shall enjoy the final pricing right. If a price adjustment is required in the course of operation, the Licensee shall inform the Licensor of the price adjustment in the form of a written email, and the Licensor shall cooperate.

3.1.5	The Licensee shall fulfill its obligation to pay the Revenue Sharing Fee for the game to the Licensor in accordance with the provisions hereof.

3.1.6	The Licensor shall provide necessary assistance to the Licensee and its affiliates in handling customer services such as game FAQs and basic rules of the game arising from the operation of the Subject Game.

3.1.7	Both the Licensee and the Licensor are obliged to provide each other with a billing query interface for Parties to verify the accuracy of the billing data in a timely manner.

3.2	Rights and Obligations of the Licensor

3.2.1	The Licensor undertakes and guarantees that it has obtained complete and legal Intellectual Property Rights and other related rights and authorization for the Subject Game, including but not limited to programs, codes, images, music, trademarks, etc., and that there is no infringement of any third-party’s rights (including but not limited to Intellectual Property Rights) by the Subject Game.

3.2.2	The Licensor undertakes and guarantees that the Subject Game fully complies with the requirements of laws, regulations, policies and moral codes of the relevant countries and regions in the Licensed Territory. If the Subject Game is taken offline from the platform, shut down or receives any other penalties due to non-compliance with the above requirements, the Licensor shall fully compensate the Licensee for all resulting, direct or indirect, losses.

3.2.3	In case of any third party’s infringement of the Subject Game (including but not limited to Intellectual Property Rights), the Licensee shall inform the Licensor as soon as possible upon reasonable knowledge of relevant information, and the Licensor shall be responsible for addressing the infringement, in respect of which the Licensee shall give necessary assistance.

In the event of the foregoing infringement, litigation, arbitration or related processes may be conducted by the Licensee and its affiliates on behalf of the Licensor, and the Licensor shall fully cooperate, and all costs incurred shall be borne by the Licensor.

3.2.4	The Licensor is responsible for the continuous development of the Subject Game and the related technical support. If the Licensor needs to temporarily stop partial support services for reasons such as version update or change of the game content, the Licensor must notify the Licensee by email or in writing in advance of X working days and obtain the written consent of the Licensee. If the Licensor suspends or ceases to perform any of its obligations hereunder without the written consent of the Licensee, the Licensor shall be fully liable for any compensations arising from any losses caused to the Licensee and its affiliates.

3.2.5	The Licensor is responsible for dealing with technical issues relating to usage and providing technical support to ensure that the Subject Game is available to the user for normal download and use. The Licensor shall complete repairs, updates, upgrades, and debugging within the period required by the Licensee and its affiliates.

3.2.6	According to the provisions of relevant laws and regulations or policies in the Licensed Territory, if qualification, permits, approvals, filings or other pre-procedures for the available of the Subject Game to users in the Licensed Territory is required, the Licensor shall be responsible for completing and obtaining the aforesaid qualification, permits, approvals, filings or other pre-procedures for the Subject Game at its own expense, with necessary assistance provided by the Licensee.

3.2.7	The Licensor is required to provide the Licensee with iOS version test packages with the Licensee’s data statistics, payment and advertisement SDKs and provide testing.

3.2.8	After X months from the official launch of the Subject Game on App Store, if the Operating Revenue generated by the Subject Game is less than US$X thousand per month for more than X consecutive months due to reasons directly attributable to the Licensee (excluding the technical bugs in the game products of the Licensor that are not fixed in a timely manner), the Licensor has the right to terminate the Licensee’s exclusive agency distribution rights in advance.

3.2.9	The Licensor undertakes that if the Licensor is acquired by any third party, absorbed into a merger or reorganized in any way, resulting in a change of the copyright owner of the Subject Game or the actual controller of the copyright owner, the Licensor ensures that the Licensee’s Exclusive Agency Right of the Subject Game hereunder will not be affected during the term of the license.

ARTICLE IV PAYMENT AND SETTLEMENT

4.1	The actual revenue generated by the Licensee from the Subject Game in each natural month shall be the Operating Revenue (Operating Revenue = Revenue generated by the Subject Game - Channel fees).

The Parties agree that the Licensee shall pay the Licensor the following percentage of revenue share for the iOS version of the game XXX:

Monthly revenue	Revenue share ratio (percentage of Operating Revenue, net of Channel Fees)	notes
0-US$X thousand (inclusive)	X%
Above US$X thousand	X%	In this range, the revenue share for the part exceeding US$X thousand shall be calculated based on the corresponding ratio for that stage.

4.2	If the Revenue Sharing Fee payable by the Licensee to the Licensor under Article 4.1 hereof is less than the revenue advance, the Licensee may offset the Game Revenue Share Advance made to the Licensor against the fee. In this case, the Licensee is not required to pay the Revenue Sharing Fee to the Licensor but must issue an invoice monthly based on the amount of the Revenue Sharing Fee. If the Revenue Sharing Fee payable by the Licensee to the Licensor under Article 4.1 hereof exceeds the revenue share advance, the excess amount shall be paid in accordance with the method specified in Article 4.4 hereof.

4.3	The settlement shall be made monthly. The Licensee shall, after the end of a natural month, issue a settlement confirmation letter to settle the Revenue Sharing Fee payable to the Licensor for that natural month within X working days after receipt of the channel settlement statement. The settlement confirmation letter shall be sent to the Licensor by email, and the Licensor shall confirm it within X working days. If the Licensor fails to reply within X working days, it shall be deemed that the Licensor has confirmed the settlement confirmation letter.

4.4	The Revenue Sharing Fee paid by the Licensee to the Licensor shall be settled in US dollars (calculated based on the conversion price announced by the Bank of China on the last day of the settlement month). After the settlement amount is determined, the Licensor shall issue an invoice based on the Revenue Sharing Fee. Within X working days after receiving all channel Operating Revenue and a valid invoice issued by the Licensor, the Licensee shall remit the Revenue Sharing Fee for the previous month to the following bank account designated by the Licensor. The Parties shall bear its own remittance fees.

The Licensee’s invoice information is as follows:

Company Name:

Domicile:

The Licensor’s payment account information is as follows:

Account Name:

Bank Name:

Account Number:

If the Licensor delays issuing invoices or provides delayed or inaccurate information, the Licensee has the right to temporarily withhold payment of the Revenue Sharing Fee owed to the Licensor.

4.5	Errors and bad debts: in the event of disputes between the Parties regarding the statistical data of the Operating Revenue, if the statistical error does not exceed X% (calculated based on the statistical data provided by the Licensee), the statistical data provided by the Licensor shall prevail. However, if the error exceeds X% (calculated based on the data provided by the Licensee), the Parties shall recheck and clarify the reasons, and resolve them promptly. If no agreement is reached and the reason for the error is not identified within X working days, the statistical data provided by the Licensee shall be used as the basis for the settlement of the current month.

4.6	If the period from the effective date hereof to the end of the month is less than one natural month, the Licensor’s revenue of that month shall be included in the next month’s settlement and settled according to the provisions of the preceding clause. The revenue received by the Licensor in a month shall not be less than US$ X, otherwise it shall be included in the next month’s Revenue Sharing Fee and settled according to the provisions of the preceding clause.

ARTICLE V INTELLECTUAL PROPERTY RIGHTS

5.1	Regarding the website and game names, trademarks, logos, icons, virtual character images, etc., owned by each Party, each Party shall enjoy ownership and related Intellectual Property Rights. Notwithstanding the cooperation between the Parties as stipulate herein, it does not imply that either Party transfers all or part of the aforementioned rights to the other Party. The agreement to usage hereunder regarding the Intellectual Property Rights owned by each Party is only a grant of the right to use the Intellectual Property Rights to the other Party for the purpose of fulfilling the Agreement, and the use of such intellectual property shall not exceed the purpose and scope stipulated herein.

5.2	All documents and program materials provided by the Licensee and its affiliates belong to the Licensee and its affiliates.

ARTICLE VI LIABILITY FOR BREACH OF CONTRACT

6.1	Any direct or indirect violation by either Party of any provision hereof, or failure to assume or timely and fully perform its obligations hereunder, shall constitute a breach. The non-breaching Party shall have the right to request the breaching Party, by written notice, to correct its breach and take sufficient, effective, and timely measures to eliminate the consequences of the breach, and compensate the non-breaching Party for all losses suffered due to the breach.

6.2	If, during the term of the license, the Licensor loses the legal rights to the Subject Game, resulting in the Licensor being unable to grant the Licensee and its affiliates Exclusive Agency Right for the Subject Game in the Licensed Territory, or if the Subject Game infringes upon any third-party rights, including but not limited to Intellectual Property Rights (except for infringement caused by the applying for Intellectual Property Rights for the gameplay of the Subject Game in the Licensed Territory), whether caused intentionally or negligently by the Licensor, or if complaints, claims, disputes, administrative penalties, litigation, or arbitration arise from the Subject Game or the services of the Licensor, the Licensee shall have the right to immediately unilaterally cancel and terminate this Agreement. The Licensor shall compensate the Licensee and its affiliates for all direct and indirect losses caused to the Licensee, its affiliates, and the Licensee’s partners by the aforementioned circumstances and the early cancellation and termination hereof. The costs, expenses, and losses to be paid and compensated by the Licensor to the Licensee and its affiliates shall include at least, but not be limited to:

6.2.1	fees and costs payable by the Licensee and its affiliates to the legitimate owner of the Subject Game for obtaining the same rights hereunder.

6.2.2	reasonable revenue that the Licensee and its affiliates could have been obtained from the Subject Game during the remaining license term after the termination hereof, based on the Subject Game’s annual revenue prior to the early termination hereof.

6.2.3	any liability or payment of any fees or expenses incurred by Licensee and its affiliates towards third parties as a result of the Subject Game’s infringement of third-party rights.

6.2.4	full refund to the Licensee of the Game Royalty paid by the Licensee, the remaining portion of Game Revenue Share Advance (after deduction of Revenue Sharing Fee), and the payment to the Licensee and its affiliates of all promotion fees and costs (after deducting the revenue received by the Licensee and its affiliates) invested in the Subject Game by the Licensee and its affiliates.

6.2.5	if the infringement by the Subject Game and losses to the Licensee arise from the applying for and obtaining Intellectual Property Rights for the gameplay of the Subject Game in the Licensed Territory, the compensation standard shall be determined by mutual agreement.

6.3	Subject to Article 3.2.8 hereof and within the term of license stipulated in Article 2.3, if the Licensor requests to terminate in advance the Exclusive Agency Rights of the Subject Game to the Licensee and its affiliates, resulting in the early termination this Agreement, the Licensor shall compensate the Licensee and its affiliates for their losses. The expenses, costs, and losses that the Licensor shall pay and compensate to the Licensee and its affiliates shall include at least but not be limited to:

6.3.1	The Licensor shall, based on the Subject Game’s annual revenue earned by the Licensee and its affiliates prior to the early termination hereof, compensate the Licensee and its affiliates for the reasonable revenue that could have been obtained from the Subject Game during the remaining license term after the termination hereof, and the compensation amount shall be no less than US$ X thousand (SAY US DOLLARS X THOUSAND ONLY). The Parties acknowledge that this compensation standard is negotiated and determined by the Parties on an equal and voluntary basis, and neither Party shall raise any objections or disputes regarding this compensation standard.

6.3.2	the Licensor shall fully refund the Licensee for the Game Royalty paid by the Licensee and the remaining portion of Game Revenue Share Advance (after deduction of Revenue Sharing Fee), and pay the Licensee and its affiliates for all promotion fees and costs invested in the Subject Game by the Licensee and its affiliates.

6.4.	The Licensee is entitled to directly deduct the amount for compensation or indemnification from the Licensor’s Revenue Sharing Fee. Any shortfall must be made up by the Licensor within 3 days.

ARTICLE VII CONFIDENTIALITY

7.1	During the effective period hereof, the Parties shall keep confidential any business, technical, operational, or customer information of the other Party that is acquired or known in the course of performing the Agreement (whether presented orally, in writing, or in any other form, hereinafter referred to as “Confidential Information”), and shall not disclose, inform, deliver, transfer or provide such Confidential Information to any third party or make it public in any other way, without the prior written consent of the other

Party, except as required by relevant laws and regulations, government departments, or relevant stock exchanges. Each Party shall store or keep the received Confidential Information with a duty of care not less than that used in handling its own affairs, and shall ensure that its employees and other instructed persons assume the same duty of care.

7.2	During the effective period and for two years after termination hereof, this confidentiality provision shall remain legally effective, except for information that is already known to the public or is required to be disclosed by laws.

ARTICLE VIII CONTACT INFORMATION

8.1	Any notice or written correspondence between the Parties hereto must be written in Chinese and sent by hand (including express mail), or registered mail. If there is a change in the recipient’s information, the Parties shall notify each other in writing within five working days from the date of the change.

8.2	If the notice or correspondence is sent by express delivery, it shall be deemed delivered on the fifth working day after mailing; if by hand, it shall be deemed delivered upon signature by the recipient’s staff. If by registered mail, the date of delivery shall be the tenth working day from the date of mailing as evidenced by the receipt issued by the post office.

ARTICLE IX DISPUTES RESOLUTION AND GOVERNING LAWS

The Agreement shall be governed by the laws of X and the relevant laws and regulations of X shall apply. In the event of any dispute arising from the performance of the Agreement, the Parties to the dispute shall resolve it through friendly negotiation. If the dispute cannot be resolved through negotiation, the Party raising the dispute may, after notifying the other Party, submit the dispute to the People’s Court of X District for litigation.

ARTICLE X MISCELLANEOUS

10.1	This Agreement shall take effect after it is signed and sealed by the Parties. This Agreement is made in two (2) counterparts, one (1) to be held by each Party.

10.2	During the term of license, if the Licensee formulates relevant management rules for network data business or customer service, such rules shall be attached as supplementary annexes hereto. In case of any conflict between the management rules and the terms hereof, the Parties shall immediately renegotiate the conflicting clauses and sign a supplementary agreement.

10.3	The Licensee shall have the right of first refusal for the next product developed by the Licensor under equal commercial conditions.

10.4	For any other matters not covered herein, the Parties may enter into a separate supplemental agreement, which shall form an integral part hereof and shall have the same legal effect herewith.

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(Signature Page of the Exclusive Game License Agreement)

Licensor:

(seal)

Signature by the legal representative or authorized representative:

Licensee:

(seal)

Signature by the legal representative or authorized representative: